Exhibit 10.26
                                                               -------------


                               December 9, 1996




Mr. Donald H. DeMeuse



     Re:  Health Insurance


Dear Don:

This letter sets forth Fort Howard Corporation's (the "COMPANY") agreement to continue, on the terms set forth below, your health insurance benefits following your retirement from the Company.

Until the earlier of your sixty-fifth birthday (or if you die before your sixty-fifth birthday, until your wife, Gail's ("MRS. DEMEUSE"), sixty-fifth birthday) and the date on which you and Mrs. DeMeuse are no longer eligible to participate in the Company's Employees' Beneficiary Association Plan (the "ASSOCIATION PLAN"), the Company will continue your and Mrs. DeMeuse's medical and dental coverage under the Association Plan, subject to the terms and conditions set forth in the Association Plan as in effect on October 1, 1996, except that the Company agrees that, for purposes of determining the benefits to which you and Mrs. DeMeuse are entitled under the Association Plan, the "lifetime maximum benefit" applicable to you and Mrs. DeMeuse under the Association Plan will be deemed to be $1,000,000. In that regard, any benefits provided to you and Mrs. DeMeuse in excess of the lifetime maximum benefit permitted under the Association Plan will be provided on an after-tax basis. The Company further agrees to reimburse you and Mrs. DeMeuse, on an after-tax basis, for (i) your and Mrs. DeMeuse's share of the premiums payable for such coverage and (ii) any other out-of-pocket costs incurred by you and Mrs. DeMeuse in connection with such coverage (up to a maximum of $1,500 for each of you and Mrs. DeMeuse for any calendar year). Effective as of the earlier of your sixty-fifth birthday (or Mrs. DeMeuse's sixty-fifth birthday, if you die before your sixty-fifth birthday) and the date on which you and Mrs. DeMeuse are no longer eligible to participate in the Association Plan, the Company will arrange for medical and dental coverage (the "ADDITIONAL COVERAGE"), at the Company's expense, for you and Mrs. DeMeuse. The Additional Coverage will be made available until your and Mrs. DeMeuse's death, and will provide a level of benefits, on an after-tax basis, substantially equivalent to that provided to you and Mrs. DeMeuse under the Association Plan as in effect immediately prior to your or Mrs. DeMeuse's, as the case may be, sixty-fifth birthday or, if earlier, the date on which you and Mrs. DeMeuse are no longer eligible to participate in the Association Plan.






Mr. Donald H. DeMeuse
December 9, 1996
Page 2


The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Please acknowledge your agreement to the foregoing by signing the enclosed copy of this letter and returning it to the undersigned.

Sincerely,


/s/ Michael T. Riordan

Michael T. Riordan
President and
Chief Executive Officer


Accepted and Agreed:


/s/ Donald H. DeMeuse
--------------------------
Donald H. DeMeuse


December 9, 1996